UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2017

SUMMIT HOTEL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-35074 (Commission File Number)	27-2962512 (I.R.S. Employer Identification No.)

12600 Hill Country Blvd, Suite R-100
Austin, Texas 78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

$225 Million Unsecured Term Loan

On September 26, 2017, Summit Hotel OP, LP (“Summit OP”), as borrower, Summit Hotel Properties, Inc. (“Company”), as parent guarantor, and each party executing the term loan documentation as a subsidiary guarantor, entered into a $225 million unsecured term loan with KeyBank National Association, as administrative agent, Deutsche Bank AG New York Branch and Bank of America, N.A., as co-syndication agents, KeyBanc Capital Markets, Inc., Deutsche Bank Securities, Inc., and Merrill Lynch Pierce Fenner & Smith, as joint bookrunners and joint lead arrangers, and a syndicate of lenders including KeyBank National Association, Deutsche Bank AG New York Branch, Bank of America, N.A., Capital One, National Association, PNC Bank, National Association, Regions Bank, Raymond James Bank, N.A., Royal Bank of Canada, Branch Banking and Trust Company, and U.S. Bank National Association.

The following is a summary of the indicative terms and conditions for our $225 million term loan. Summit OP is the borrower under the term loan. The term loan is guaranteed by the Company and all of our existing and future subsidiaries that own or lease an “unencumbered asset.”

The $225 million term loan matures on November 25, 2022.

The $225 million term loan has an accordion feature which will allow us to increase the total commitments by an aggregate of $175 million prior to the maturity date, subject to certain conditions.

Outstanding borrowings on the $225 million term loan are limited to the least of (1) the aggregate commitments of all of the lenders, (2) an amount such that the ratio of the consolidated unsecured indebtedness of the Company to the aggregate value of the unencumbered assets, all as calculated pursuant to the terms of the term loan documentation, does not exceed 60%, and (3) an amount such that the ratio of unencumbered adjusted net operating income to assumed unsecured interest expense, all as defined in the term loan documentation, is equal to or greater than 2.00:1.00. A minimum of 20 of our hotel properties must qualify as unencumbered assets, as defined in the term loan documentation, or the aggregate value of the unencumbered assets will be deemed to be $0.

Payment Terms. We are obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the loan. We have the right to prepay all or any portion of the outstanding borrowings from time to time without penalty. Prepayments of principal are also subject to customary early payment fees if we repay a LIBOR loan before the end of the contract period. In addition, we will be required to make earlier principal reduction payments in the event of certain changes in the unencumbered asset availability or default of the loan. We do not have the right to reborrow any portion of the term loan that is repaid or prepaid.

We pay interest on advances at varying rates, based upon, at our option, either (i) 1, 2, 3, or 6-month LIBOR, plus a LIBOR margin between 1.45% and 2.20%, depending upon our leverage ratio (as defined in the loan documents), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month LIBOR plus 1.00%, plus a base rate margin between 0.45% and 1.20%, depending upon our leverage ratio. We will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, we are required to comply with a series of financial and other covenants in order to borrow and maintain borrowings under the $225 million term loan. The material financial covenants include the following:

•	a maximum leverage ratio of 6.50:1.00 (as defined by, and subject to the terms described in the term loan documentation), which may be increased to 7.00:1.00 under certain limited circumstances described in the term loan documentation;

•	a minimum consolidated tangible net worth (as defined in the term loan documentation) of not less than $1,105,342,000 plus 75% of the net proceeds of subsequent equity issuances or sales;

•	a maximum dividend payout ratio of 95% of funds from operations (as defined in the term loan documentation) or an amount necessary to maintain REIT tax status and avoid corporate income and excise taxes;

•	a minimum consolidated fixed charge coverage ratio of 1.50:1.00 (as defined in the term loan documentation);

•	a ratio of secured indebtedness (as defined in the term loan documentation) to total asset value (as defined in the term loan documentation) of not more than 45%; and

•	a ratio of secured recourse indebtedness (as defined in the term loan documentation) to total asset value (as defined in the term loan documentation) of not more than 10%.

Concerning the unencumbered asset pool, we are required to comply with the following covenants:

•	a ratio of consolidated unsecured indebtedness of the Company (as defined in the term loan documentation) to unencumbered asset value (as defined in the term loan documentation) equal to or less than 60%, which may be increased to 65% under limited circumstances described in the term loan documentation; and

•	a ratio of unencumbered adjusted net operating income (as defined in the term loan documentation) to assumed unsecured interest expense (as defined in the term loan documentation) equal to or greater than 2.00x.

We are also subject to other customary covenants, including restrictions on investments and limitations on liens and maintenance of properties. The term loan also contains customary events of default, including, among others, the failure to make payments when due under any of the term loan documentation, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Unencumbered Assets. The $225 million term loan is unsecured. However, borrowings under the term loan are limited by the value of hotel assets that qualify as unencumbered assets. As of the date of the term loan, 46 of our hotel properties qualified as, and are deemed to be, unencumbered assets.

Among other conditions, unencumbered assets must not be subject to liens or security interests, and the owner and operating lessee of such unencumbered asset must execute a guaranty supplement pursuant to which the owner and operating lessee become subsidiary guarantors of the term loan. In addition, hotels may be added to or removed from the unencumbered asset pool at any time so long as there is a minimum of 20 hotels in the unencumbered asset pool and the then-current borrowings on the term loan do not exceed the maximum available under the facility. Further, to be eligible as an unencumbered asset, the anticipated property must: be franchised with a nationally-recognized franchisor; satisfy certain ownership, management and operating lessee criteria; not be subject to material defects, such as liens, title defects, environmental contamination and other standard lender criteria.

The term loan documentation permits Summit OP and the Company to maintain unsecured credit facilities with other lenders. Furthermore, the term loan documentation permits us to use those assets included in the unencumbered asset pool as unencumbered assets for credit facilities with other lenders, so long as all financial and other covenants are maintained.

We have the ability to delay draws of the principal amount of the term loan and, in addition to making a draw at closing, we may make up to three additional draws prior to September 20, 2018. Beginning December 25, 2017, we pay a facility unused fee of 0.25% per annum on the unused principal amount of the loan.

At closing, we drew $125 million of the $225 million available under the term loan and used the proceeds to pay down the principal balance of our $300 million unsecured revolving credit facility entered into on January 15, 2016 with Deutsche Bank AG New York Branch, as administrative agent and the lenders party thereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s and Summit OP’s direct financial obligations is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On October 2, 2017, Summit Hotel Properties, Inc. issued a press release announcing the closing of a $225 million unsecured term loan.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

10.1	$225,000,000 Credit Agreement dated September 26, 2017 among Summit Hotel OP, LP, Summit Hotel Properties, Inc., the subsidiary guarantors party thereto, KeyBank National Association, Deutsche Bank AG New York Branch, Bank of America, N.A., Capital One, National Association, PNC Bank, National Association, Regions Bank, Raymond James Bank, N.A., Royal Bank of Canada, Branch Banking and Trust Company, and U.S. Bank National Association.

99.1	Press release issued on October 2, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

	By:	/s/ Christopher R. Eng
Christopher R. Eng
Date: October 2, 2017		Executive Vice President, General Counsel, Chief Risk Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1

$225,000,000 Credit Agreement dated September 26, 2017 among Summit Hotel OP, LP, Summit Hotel Properties, Inc., the subsidiary guarantors party thereto, KeyBank National Association, Deutsche Bank AG New York Branch, Bank of America, N.A., Capital One, National Association, PNC Bank, National Association, Regions Bank, Raymond James Bank, N.A., Royal Bank of Canada, Branch Banking and Trust Company, and U.S. Bank National Association.

99.1	Press release issued October 2, 2017.